Exhibit 10.53

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (“Agreement”) is entered as of September 2, 2005 (“Effective Date”), by and between ArthroCare Corporation, a corporation organized under the laws of Delaware (“ArthroCare US”) and ArthroCare Corporation Cayman Islands, a corporation organized under the laws of the Cayman Islands (“ArthroCare Caymans”) (collectively hereinafter referred to as “ArthroCare”), and Smith & Nephew, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as “Smith & Nephew”).

Recitals

WHEREAS, ArthroCare US and Smith & Nephew have been involved in the cases of ArthroCare Corp. v. Smith & Nephew, Inc., Civil Action No. 01-504-SLR (D. Del.) and Smith & Nephew, Inc. v. ArthroCare Corp., Inc., Civil Action No. 03-2214-Ma (W. D. Tenn.) regarding the infringement or alleged infringement of certain patents by certain devices that use RF Energy (as defined below);

WHEREAS, ArthroCare US and Smith & Nephew are aware of the risks and expenses of further litigation, and wish to settle those lawsuits and avoid similar disputes between them in the future;

WHEREAS, ArthroCare has agreed to license Smith & Nephew to manufacture certain devices that use RF Energy;

WHEREAS, Smith & Nephew has agreed to license ArthroCare to manufacture certain devices that use RF Energy; and

WHEREAS, the parties desire to have ArthroCare manufacture certain devices that use RF Energy for Smith & Nephew;

NOW, THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows:

ARTICLE 1

1.0 DEFINITIONS:

As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1:

1.1 “Active Electrode” means a [*].

1.2 “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party. For the purpose of this Agreement, “control” means (a) the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting securities or any other equity interest of the subject entity entitled to vote in the election of directors (or in the election of persons performing functions similar to those performed by directors or otherwise the corresponding managing authority), or (b) at least a fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without such voting securities or equity interest, or (c) the direct or indirect possession of the power to direct the management, policies and general business activities of the subject entity; in each case (a), (b) or (c), only for so long as such control exists and provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3 “ArthroCare Asserted Claims” means claims 13, 17, and 54 of U.S. Patent No. 5,697,882 and claims 1, 3, 4, 11, 23, 26, 27, and 32 of U.S. Patent No. 6,224,592 as issued or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation.

1.4 “ArthroCare Licensed Arthroscopy Patents” means (a) all U.S. and foreign patents and patent applications issued or pending as of the Effective Date (b) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, that claim or derive any right of priority from any of the patents or patent applications included within subclause (a) above, but only to the extent that such patent applications and patents claim or derive such right of priority, (c) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, but only to the extent that such patents or applications cover a product or method of using a product that is also covered by a patent or patent application included within subclauses (a) and (b) above, and (d) with respect to all patents and patent applications included within subclauses (a), (b) and (c) above, only such patents and patent applications that (i) claim invention(s) having application(s) related to the Arthroscopy Field of Use or to an apparatus or method which can be used in the Arthroscopy Field of Use and (ii) are owned by ArthroCare or licensed to ArthroCare with a right to grant a sublicense to Smith & Nephew of the scope set forth in Sections 2.1 and 2.2 ,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as applicable, of the Settlement and License Agreement and, if applicable, Section 7.2 of the Supply and Distribution Agreement, including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, reexaminations, renewals, extensions and all foreign counterparts of all of the foregoing. The ArthroCare Licensed Arthroscopy Patents specifically include all patents and patent applications listed in Exhibit A-L of the Settlement and License Agreement. ArthroCare believes that Exhibit A-L is a complete list of ArthroCare Licensed Arthroscopy Patents as of the Effective Date, and the parties agree that any omissions from Exhibit A-L will be deemed to be inadvertent and will not be deemed a material breach of this Agreement. ArthroCare agrees to correct any such omissions when discovered by appropriate amendment.

1.5 “ArthroCare Manufactured Products” means, collectively, Licensed OEM Products and Non-Licensed OEM Products.

1.6 “Arthroscopy Field of Use” means the use of RF Energy in arthroscopy, excluding [*].

1.7 “Bankruptcy Event” with respect to a party means such party becomes insolvent, or voluntary or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within one hundred twenty (120) days after the date of filing, or such party makes an assignment for the benefit of its creditors, or substantially all of the assets of such party are seized or attached and not released within one hundred twenty (120) days thereafter.

1.8 “Bipolar Products” means products using RF Energy having at least one Active Electrode and one Return Electrode in the same device, wherein [*].

1.9 “Confirmed Claim” means a claim that is confirmed as patentable within the meaning of 35 U.S.C. § 307 in the earlier of: (1) a notice of allowance issued by the USPTO allowing the claim in a form that is substantially identical to its form in the originally issued patent (or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation) within the meaning of 35 U.S.C. § 252; or (2) a reexamination certificate issued at the conclusion of reexamination or later upheld by the Board of Patent Appeals or the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Federal Circuit and which is substantially identical to a claim of the original patent (or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation) within the meaning of 35 U.S.C. § 252.

1.10 “Delaware Litigation” means ArthroCare Corp. v. Smith & Nephew, Inc., Civil Action No. 01-504-SLR (D. Del.).

1.11 “Delivery Date” means a date for which delivery of any ArthroCare Manufactured Products is requested in a purchase order in accordance with this Agreement.

1.12 “Distributed” means sold, placed, given, supplied, consigned or otherwise provided to any person or entity by a party regardless of whether the party receives any monetary or other compensation for such distribution. For example, without limitation, Distributed includes, but is not limited to, the placement or sale of any Licensed Products or ArthroCare Manufactured Products to physicians, clinics, hospitals or the like for testing or clinical use, the distribution of any samples of such products to physicians, distributors, hospitals or others, and the sale of any such products in combination with other products that are not Licensed Products or ArthroCare Manufactured Products regardless of the actual invoice price of such Licensed Products.

1.13 “Event of Default” has the meaning set forth in Section 8.2 of the Supply and Distribution Agreement.

1.14 “Failure to Supply” has the meaning set forth in Section 7.1 of the Supply and Distribution Agreement.

1.15 “FDA” means the United States Food and Drug Administration.

1.16 “Force Majeure Event” has the meaning set forth in Section 11.1 of the Supply and Distribution Agreement.

1.17 “Licensed Electromechanical Products” means Bipolar Products that [*], for use in the Arthroscopy Field of Use the manufacture, importation, use, sale or offer for sale of which falls within the scope of a Valid Claim of an ArthroCare Licensed Arthroscopy Patent. Initially, Licensed Electromechanical Products include the products listed in Exhibit B-L of the Settlement and License Agreement attached hereto. In addition, any future modifications, improvements and variations of the products listed in Exhibit B-L would be included as Licensed Electromechanical Products.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.18 “Licensed OEM Products” means Bipolar Products that are not Licensed Electromechanical Products for use in the Arthroscopy Field of Use the manufacture, importation, use, sale or offer for sale of which falls within the scope of a Valid Claim of an ArthroCare Licensed Arthroscopy Patent. Initially, Licensed OEM Products include the SAPHYRE Products. Any Bipolar Products developed by Smith & Nephew pursuant to Section 2.5(a) and (c) of the Supply and Distribution Agreement shall be included in Licensed OEM Products.

1.19 “Licensed Products” means, collectively, Licensed Electromechanical Products and Licensed OEM Products.

1.20 “Net Sales” means the invoice prices of Licensed Electromechanical Products and Licensed OEM Products Distributed by Smith & Nephew or any of its Affiliates to unaffiliated third parties (including sales or distribution made in connection with clinical trials unless exempt under 35 U.S.C. 271(e)(1)), less, to the extent included in such invoice price the total of: (a) ordinary and customary trade, quantity or cash discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns) actually given; (c) freight, postage, insurance, transportation and duties paid for and separately identified in the invoice or other documentation maintained in the ordinary course of business, and (d) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business, and government mandated discounts. In addition, if a Licensed Electromechanical Product or Licensed OEM Product is Distributed in combination with or as a component of other products (“Combination Product”), then the following shall be deducted from the invoice price of such Combination Product for purposes of calculating Net Sales: the amount resulting from the invoice price for such Combination Product multiplied by the fraction A/(A+B), where “A” is the gross selling price (“Gross Selling Price”) for the other product or component contained or used in such Combination Product when sold separately, and “B” is the Gross Selling Price for such Licensed Electromechanical Product or Licensed OEM Product, as the case may be, contained or used in such Combination Product when sold separately. In the event no such separate sales of products or components contained or used in such Combination Product are made by Smith & Nephew or any of its Affiliates, Net Sales for royalty determination of such Combination Product shall be as reasonably allocated by agreement of the parties between such Licensed Electromechanical Product or Licensed OEM Product, as the case may be, and such other product or component, based upon their relative commercial importance.

Net Sales also includes the fair market value of all other consideration received by Smith & Nephew or any of its Affiliates for any Licensed Electromechanical Products or Licensed OEM Products Distributed to unaffiliated third parties, whether such consideration is in cash, payment in kind, exchange or any other form.

Net Sales shall occur on the date Smith & Nephew or its Affiliates ship Licensed Electromechanical Products or Licensed OEM Products to unaffiliated third parties.

1.21 “Non-Licensed OEM Products” means collectively Sculptor Products, and such other products that are added to this Agreement pursuant to the provisions of Sections 2.5(b) and (d) of the Supply and Distribution Agreement.

1.22 “Regulatory Agency” means the regulatory agency or other governmental body in a country that regulates the sales and use of medical devices in a similar or equivalent function as the FDA in the United States. Any reference to a rule or requirement of the FDA in this Agreement shall refer, if the circumstances make it applicable, to the equivalent rule or requirement of any relevant Regulatory Agency.

1.23 “Return Electrode” means an electrode having a [*].

1.24 “RF Energy” means radio frequency energy operating at any frequency between [*].

1.25 “Saphyre Products” means Smith & Nephew’s line of products known as of the Effective Date as “Saphyre” and/or listed in the injunction in the Delaware Litigation as “Saphyre,” and any changes, modifications or improvements to those products without regard to the trademark under which the products are sold or marketed. A current listing of Smith & Nephew’s Saphyre products is included as Exhibit A-S of the Supply and Distribution Agreement.

1.26 “Sculptor Products” means Smith & Nephew’s line of products known as of the Effective Date as “Sculptor” and any changes, modifications or improvements to those products without regard to the trademark under which the products are sold or marketed. A current listing of Smith & Nephew’s Sculptor products is included as Exhibit B-S of the Supply and Distribution Agreement.

1.27 “Settlement and License Agreement” means the Settlement and License Agreement between ArthroCare and Smith & Nephew, dated of even date as the Effective Date of this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.28 “Subject ArthroCare Spine Products” means all products (a) made, used, imported or sold by or on behalf of ArthroCare or any of its Affiliates as of the Effective Date of this Agreement (“Current ArthroCare Spine Products”) solely for use in the Spine Field of Use, and (b) made, used, imported or sold by or on behalf of ArthroCare or any of its Affiliates after the Effective Date of this Agreement solely for use in the Spine Field of Use and that are not Materially Different (as defined herein) from the Current ArthroCare Spine Products. For purposes of this Agreement, “Materially Different” means any change to a Current ArthroCare Spine Product that is [*]. The following examples are only intended to assist the Parties and any arbitrator(s) under this Agreement in assessing whether a product is Materially Different. The examples are not intended to act as a limitation on the stated definition of “Materially Different”: By way of example only and not limitation, [*], would not be considered Materially Different. Initially, Current Subject ArthroCare Spine Products include the products listed in Exhibit C-L of the Settlement and License Agreement attached hereto.

1.29 “Smith & Nephew Subject Spine Patents” means (a) all U.S. and foreign patents and patent applications issued or pending as of the Effective Date (b) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, that claim or derive any right of priority from any of the patents or patent applications included within subclause (a) above, but only to the extent that such patent applications and patents derive such right of priority and (c) with respect to all patents and patent applications included within subclauses (a) and (b) above, only such patents and patent applications that (i) claim invention(s) having application(s) related to the Spine Field of Use or claiming an apparatus or method which can be used in the Spine Field of Use and (ii) are owned by Smith & Nephew or any of its Affiliates or licensed to Smith & Nephew or any of its Affiliates with a right to enforce, including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, reexaminations, renewals, extensions and all foreign counterparts of all of the foregoing. The Smith & Nephew Subject Spine Patents specifically include all patents and patent applications listed in Exhibit D-L of the Settlement and License Agreement. Smith & Nephew believes that Exhibit D-L is a complete list of Smith & Nephew Subject Spine Patents as of the Effective Date, and the parties agree that any omissions from Exhibit D-L will be deemed to be inadvertent and will not be deemed a material breach of this Agreement. Smith & Nephew agrees to correct any such omissions when discovered by appropriate amendment.

1.30 “Specifications” has the meaning set forth in Section 2.4 hereof.

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1.31 “Spine Field of Use” means the use of RF Energy for treatment of, or in the vicinity of, a disc within the spine.

1.32 “Tennessee Litigation” means Smith & Nephew, Inc. v. ArthroCare Corp., Inc., Civil Action No. 03-2214-Ma (W. D. Tenn.).

1.33 “Transition Period” means the time period during which ArthroCare and Smith & Nephew shall cooperate to bring ArthroCare’s manufacturing facilities for ArthroCare Manufactured Products to full capacity to meet the requirements of this Agreement and during which Smith & Nephew has the right to manufacture, or have manufactured, the Saphyre and Sculptor line of products pursuant to the terms and conditions set forth in Sections 2.1(c) and 2.2(b), respectively. As of the Effective Date, the Parties anticipate that this period shall be a [*] month period after the Effective Date. This time period may be extended by mutual written agreement of the Senior Vice President of Operations of ArthroCare and the Vice President of Operations of Smith & Nephew.

1.34 “Supply and Distribution Agreement” means the Supply and Distribution Agreement between ArthroCare and Smith & Nephew, dated of even date as the Effective Date of this Agreement.

1. 35 “USPTO” means the United States Patent and Trademark Office.

1.36 “Valid Claim” shall mean any claim in an issued patent included in ArthroCare Licensed Arthroscopy Patents (a) which has not expired or been held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that is unappealable or unappealed within the time allowed for appeal, (b) which has not been admitted to be invalid or unenforceable by ArthroCare through reissue proceedings or disclaimer, and (c) which has not been determined to be unpatentable or invalid in a final decision of the USPTO or other applicable patent office in a reexamination or reissue proceeding (or similar proceeding of a foreign patent office) that is unappealable or unappealed within the time allowed for appeal.

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ARTICLE 2

GENERAL SUPPLY AND PURCHASE OBLIGATIONS

2.1 Licensed OEM Products.

(a) Subject to the terms and conditions of this Agreement, Smith & Nephew agrees to exclusively purchase from ArthroCare one hundred percent (100%) of Smith & Nephew’s and its Affiliates’ requirements for the Licensed OEM Products, and ArthroCare agrees to sell to Smith & Nephew such quantities of Licensed OEM Products as Smith & Nephew may order in accordance with this Agreement.

(b) Smith & Nephew acknowledges and agrees that all Licensed OEM Products purchased from ArthroCare under this Agreement are subject to the license and other relevant terms and conditions set forth in the Settlement and License Agreement. Without limiting the generality of the foregoing, Smith & Nephew acknowledges and agrees that it only has the right to use, import, export, market, sell, have sold, offer for sale and distribute Licensed OEM Products solely in the Arthroscopy Field of Use and that, in addition to Smith & Nephew’s payment obligations under this Agreement, all Licensed OEM Products Distributed by Smith & Nephew and its Affiliates are subject to Smith & Nephew’s payment of Royalties (as defined in the Settlement and License Agreement) as set forth in the Settlement and License Agreement.

(c) Transition Period. Upon completion of the Technology Transfer in Section 2.3 hereof, ArthroCare shall commence manufacturing of Licensed OEM Products. During the Transition Period, Smith & Nephew shall be entitled to manufacture, or have manufactured, Saphyre Products to meet its requirements. In such event, Smith & Nephew shall [*], and ArthroCare shall [*], all Saphyre Products manufactured by Smith & Nephew during the Transition Period [*] at the [*] and Smith & Nephew shall [*] such Saphyre Products at the [*] pursuant to [*] below. Smith & Nephew may manufacture or have manufactured Saphyre Products under this Section 2.1 (c) until the end of the Transition Period, and any extensions thereof. Further, as long as Smith & Nephew is cooperating in good faith with ArthroCare and using reasonable commercial efforts to transition the manufacture of the Saphyre Products to ArthroCare, then Smith & Nephew may continue to manufacture or have manufactured Saphyre Products under this Section 2.1(c) until ArthroCare has demonstrated to Smith & Nephew’s approval (which approval shall not be unreasonably withheld or delayed) that it is able to manufacture sufficient Saphyre Products to meet the Performance Requirement under this Agreement for a continuous period of at least [*].

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Both parties agree that no approvals or other actions that may impact the timetable for completing the transition will be unreasonably delayed. In the event of a dispute concerning Smith & Nephew’s right to continue to manufacture or have manufactured Saphyre Products under this Section 2.1(c), then the Parties shall submit that dispute to the ADR procedure under Article 12 hereof, during which time Smith & Nephew’s right to manufacture or have manufactured Saphyre Products under this Section 2.1(c) shall continue. Submission of the dispute to ADR does not relieve either Party of its obligations to cooperate in good faith and use reasonable commercial efforts to complete the transition of manufacturing to ArthroCare. Notwithstanding anything to the contrary in this Agreement, if the Transition Period extends for longer than [*] months after the Effective Date, the Transition Transfer Price shall be temporarily increased by [*] percent for each product in which Smith & Nephew is still manufacturing, or having manufactured, until such manufacturing is ceased, unless the reason for the delay in the Transition Period is primarily the fault of ArthroCare, an Affiliate of ArthroCare, or a third party contractor, consultant, supplier or any other service, product or material provider to ArthroCare), in which case there shall be no increase in the Transition Transfer Price. For ease of administration of this Section 2.1(c), the parties agree that during the transition period, Smith & Nephew shall pay ArthroCare the difference between the applicable [*] each month under this Section 2.1(c).

2.2 Sculptor Products.

(a) Subject to the terms and conditions of this Agreement, following the conclusion of the Transition Period, Smith & Nephew agrees to exclusively purchase from ArthroCare one hundred percent (100%) of Smith & Nephew’s and its Affiliates’ requirements for Sculptor Products, and ArthroCare agrees to sell to Smith & Nephew such quantities of Sculptor Products as Smith & Nephew may order in accordance with this Agreement.

(b) Transition Period. Upon completion of the Technology Transfer in Section 2.3, ArthroCare shall commence manufacturing of Sculptor Products. During the Transition Period, Smith & Nephew shall be entitled to manufacture, or have manufactured, Sculptor Products; provided that, as of the Effective Date, Smith & Nephew shall [*], and ArthroCare shall [*], all Sculptor Products manufactured by Smith & Nephew during the Transition Period at the [*] and Smith & Nephew shall [*] such Sculptor Products at the [*] below. Smith & Nephew may manufacture or have manufactured Sculptor Products under this Section 2.2(b) until the end of the Transition Period, and any extensions thereof. Further, as long as Smith & Nephew is cooperating in good faith with ArthroCare and using reasonable commercial efforts to transition the manufacture of the Sculptor Products to ArthroCare, then Smith & Nephew may continue to manufacture or have manufactured Sculptor Products under this Section 2.2(b) until ArthroCare has demonstrated to Smith & Nephew’s approval (which approval shall not be unreasonably withheld or delayed) that it is able to manufacture

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sufficient Sculptor Products to meet the Performance Requirement under this Agreement for a continuous period of at least [*]. Both parties agree that no approvals or other actions that may impact the timetable for completing the transition will be unreasonably delayed. In the event of a dispute concerning Smith & Nephew’s right to continue to manufacture or have manufactured Sculptor Products under this Section 2.2(b), then the Parties shall submit that dispute to the ADR procedure under Article 12 hereof, during which time Smith & Nephew’s right to manufacture or have manufactured Sculptor Products under this Section 2.2(b) shall continue. Submission of the dispute to ADR does not relieve either Party of its obligations to cooperate in good faith and use reasonable commercial efforts to complete the transition of manufacturing to ArthroCare. Notwithstanding anything to the contrary in this Agreement, if the Transition Period extends for longer than twelve [*] after the Effective Date, the Transition Transfer Price shall be temporarily increased by [*] for each product in which Smith & Nephew is still manufacturing, or having manufactured, until such manufacturing is ceased, unless the reason for the delay in the Transition Period is primarily the fault of ArthroCare, an Affiliate of ArthroCare, or a third party contractor, consultant, supplier or any other service, product or material provider to ArthroCare), in which case there shall be no increase in the Transition Transfer Price. For ease of administration of this Section 2.2(b), the parties agree that during the transition period, Smith & Nephew shall pay ArthroCare the [*] each month under this Section 2.2(b).

2.3 Technology Transfer. As soon as reasonably possible, but in no event later than five (5) business days after the Effective Date of this Agreement, Smith & Nephew shall begin disclosing to ArthroCare all technology and know-how necessary to manufacture each of the Licensed OEM Products listed on Exhibit A-S and each of the Sculptor Products listed on Exhibit B-S and shall provide ArthroCare with all assembly and component drawings, specifications, manufacturing process information, tooling, fixtures, molding, raw materials, and other equipment necessary to manufacture such Licensed OEM Products and Sculptor Products (the “Technology Transfer”). The Parties shall cooperate in good faith and use reasonable commercial efforts to complete the Technology Transfer in sufficient time to permit ArthroCare to manufacture the quantities of ArthroCare Manufactured Products ordered by Smith & Nephew as of the end of the Transition Period. ArthroCare shall provide Smith & Nephew an estimated budget and schedule for completion of the Technology Transfer. ArthroCare shall use commercially reasonable efforts to meet such estimated budget and schedule, provided that ArthroCare shall not be liable or be deemed in breach of this Agreement solely for failing to meet such estimated budget or schedule. The schedule shall require completion of the Technology Transfer and manufacturing commencement within [*] of the Effective Date. ArthroCare’s estimated budget for such work shall be limited to ArthroCare’s documented expenses directly and solely in connection with the Technology Transfer and shall not exceed [*]. Smith & Nephew grants (on behalf of itself and its Affiliates) to ArthroCare [*] license under Smith & Nephew’s and its

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Affiliates’ rights in patents and other intellectual property owned or licensed to Smith & Nephew to manufacture the Licensed OEM Products and Sculptor Products solely for Smith & Nephew and its Affiliates and for no other purpose.

2.4 Specifications and Design Control. The initial product design specifications and definition of manufacturing process requirements are the responsibility of Smith & Nephew and ArthroCare will act as an OEM for Smith & Nephew. ArthroCare and Smith & Nephew agree that ArthroCare and Smith & Nephew shall agree in writing on the written specifications for each Licensed OEM Product and Non-Licensed OEM Product to be manufactured by ArthroCare for Smith & Nephew under this Agreement (such specifications for Licensed OEM Products and Non-Licensed OEM Products collectively referred to as “Specifications”). The Specifications shall not be supplemented, modified or amended without the written agreement of both parties. If either party desires to change any Specifications, it will notify the other party of such proposed change in writing. Within thirty (30) days following receipt of such a notice, ArthroCare shall notify Smith & Nephew of the cost of implementing such a change and the impact such a change would have on the Transfer Price. With respect to changes in Specifications requested by Smith & Nephew, Smith & Nephew will then notify ArthroCare in writing whether it wants to implement such changes taking into account the implementation costs and Transfer Price impact. Specifications for any improvements to any of the ArthroCare Manufactured Products shall be mutually agreed to by the parties no less than sixty (60) days (or such other period of time that the parties may mutually agree upon in writing) prior to the placement of the first order for each such improved ArthroCare Manufactured Product. If any change in the Specifications will impact the lead time for tooling and materials, or would require additional testing, the time for placement of orders shall be mutually agreed upon by the parties, and Smith & Nephew shall pay reasonable expenses incurred by ArthroCare for retooling and materials. If a change in the Specifications results in an increase in the cost of an ArthroCare Manufactured Product, then the increased cost shall [*] and shall be [*] for such ArthroCare Manufactured Products manufactured after the change is implemented. If a change in the Specification results in a decrease in the cost of an ArthroCare Manufactured Product, then the resulting cost savings shall be [*] of the amount of the savings. ArthroCare has the right to make changes to manufacturing processes or suppliers for ArthroCare Manufactured Products with Smith & Nephew’s approval, which shall not be unreasonably withheld or delayed, so long as such changes to manufacturing processes or suppliers do not change in any material respect the Specifications of such ArthroCare Manufactured Products. If any such change in manufacturing processes or to suppliers results in a decrease in the cost of an ArthroCare Manufactured Product, then the resulting cost savings shall be [*] by lowering the impacted Transfer Price(s) by [*] of the amount of the savings.

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2.5 Development of Additional Products by Smith & Nephew. During the term of this Agreement, Smith & Nephew may develop additional products for use in the Arthroscopy Field of Use, including modifications and variations of Licensed OEM Products, modifications and [*] ArthroCare Licensed Arthroscopy Patents or [*] by such Patents; provided, however, that Smith & Nephew can only make, have made, use, import, export, market, sell, have sold, offer for sale and distribute such additional products consistent with, and pursuant to, the Settlement and License Agreement, where applicable.

(a) Modifications and Variations of Licensed OEM Products. In the event that Smith & Nephew develops modifications and/or variations of Licensed OEM Products (such as the Saphyre Products), and other than changes to the Specifications provided for in Section 2.4 hereof, then Smith & Nephew shall submit the design and written specifications for such product to ArthroCare, and upon review and approval by ArthroCare, which approval shall not be unreasonably withheld, ArthroCare shall manufacture such product for Smith & Nephew as an additional Licensed OEM Product at a Transfer Price to be agreed upon between the Parties, and for which royalties shall be due pursuant to the terms of the Settlement and License Agreement. Development of modified manufacturing processes, whether to accommodate design modifications or improvements in the basic process shall be [*], although ArthroCare may make requests for changes and improvements from time to time. Both parties shall submit proposed process changes to the other for approval and Smith & Nephew shall determine the appropriate design control procedures to conduct. ArthroCare shall [*] any manufacturing process changes requested by ArthroCare as agreed by the Parties. Smith & Nephew shall [*] any manufacturing process changes requested by Smith & Nephew, as agreed by the Parties. If a change in a manufacturing process results in a decrease in the cost of an ArthroCare Manufactured Product, then the resulting cost savings shall be [*] by lowering the impacted Transfer Price(s) by [*] of the amount of the savings.

(b) Modifications and Variations of Non-Licensed OEM Products. In the event that Smith & Nephew develops modifications and/or variations of Non-Licensed OEM Products (such as Sculptor Products), and other than changes to the Specifications provided for in Section 2.4 hereof, then Smith & Nephew shall submit the design and written specifications for such product to ArthroCare, and upon review and approval by ArthroCare, which approval shall not be unreasonably withheld, ArthroCare shall manufacture such product for Smith & Nephew as an additional Non-Licensed OEM Product at a Transfer Price to be agreed upon between the Parties. Development of modified manufacturing processes, whether to accommodate design modifications or improvements in the basic process [*], although ArthroCare may make requests for changes and improvements from time to time. Both parties shall submit proposed process changes to the other for approval and Smith & Nephew shall determine the appropriate design control procedures to conduct.

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ArthroCare shall [*] any manufacturing process changes requested by ArthroCare as agreed by the Parties. Smith & Nephew shall [*] any manufacturing process changes requested by Smith & Nephew, as agreed by the Parties. If a change in a manufacturing process results in a decrease in the cost of an ArthroCare Manufactured Product, then the resulting cost savings shall be [*] by lowering the impacted Transfer Price(s) by [*] of the amount of the savings.

(c) Additional Products Covered by ArthroCare Licensed Arthroscopy Patents. In the event that Smith & Nephew develops other Bipolar Products that are not then existing Licensed OEM Products, that are covered by any of the ArthroCare Licensed Arthroscopy Patents and are for use in the Arthroscopy Field of Use, then Smith & Nephew shall submit the design and written specifications for such product to ArthroCare for evaluation and upon review and approval by ArthroCare, which approval shall not be unreasonably withheld, ArthroCare shall manufacture any such product for Smith & Nephew as an additional Licensed OEM Product which will be manufactured at a Transfer Price to be agreed upon between the Parties, and for which royalties shall be due pursuant to the terms of the Settlement and License Agreement; provided, however, that ArthroCare shall not be required to manufacture for Smith & Nephew, and Smith & Nephew shall have no rights under this Agreement to use, make, have made, import, offer to sell, or sell, any products that are designed or intended to [*]. In addition, Smith & Nephew shall pay ArthroCare its reasonable costs for implementing manufacturing as mutually agreed to by the Parties.

(d) Additional Products Not Covered by ArthroCare Licensed Arthroscopy Patents. In the event that Smith & Nephew develops other products that are not covered by any of the ArthroCare Licensed Arthroscopy Patents, then Smith & Nephew may submit the design and written specifications for such products to ArthroCare for evaluation ArthroCare shall have no obligation to manufacture any such product for Smith & Nephew, but if ArthroCare agrees to manufacture such product for Smith & Nephew, such product will become an additional Non-Licensed OEM Product which will be manufactured at a Transfer Price to be agreed upon between the Parties. In addition, Smith & Nephew shall pay ArthroCare its reasonable costs for implementing manufacturing as mutually agreed to by the Parties.

(e) Disputes. Any disputes under this Section 2.5 will be submitted to mediation and/or arbitration in accordance with the Dispute Resolution procedure of Article 12.

2.6 Development of Additional Products By ArthroCare. During the term of this Agreement, Smith & Nephew may request ArthroCare to develop new products for use in the Arthroscopy Field of Use based on proposed written specifications for such new products provided by Smith & Nephew to ArthroCare. ArthroCare shall provide Smith & Nephew an estimated budget and development schedule for the development of such new products. ArthroCare shall use commercially reasonable

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

efforts to meet such estimated budget and development schedule, provided that ArthroCare shall not be liable or be deemed in breach of this Agreement for failing to meet such estimated budget or development schedule. ArthroCare’s estimated budget for such development work shall be based on [*]. Upon completion of such development of such new products, the parties may mutually decide to add such new products to this Agreement by a written amendment executed by both parties providing for ArthroCare’s manufacture of such new products for Smith & Nephew at a transfer price to be mutually agreed upon by both parties.

ARTICLE 3

FORECASTS; SALE AND PURCHASE OF PRODUCTS

3.1 Forecasts.

(a) Within thirty (30) days after the Effective Date of this Agreement, Smith & Nephew shall deliver to ArthroCare a good faith, monthly rolling forecast of its quantity requirements and shipping dates for each category (i.e., SKU) of ArthroCare Manufactured Product for the [*] period commencing with the month of the Effective Date of this Agreement. The first [*] of such forecast shall be binding forecasts and deemed firm orders for the number of each category of ArthroCare Manufactured Product specified in such forecasts, and the forecast for the remaining [*] shall be non-binding. Thereafter, Smith & Nephew shall submit to ArthroCare at or prior to the end of each month a good faith forecast of its quantity requirements and shipping dates for each such category of ArthroCare Manufactured Product for the following [*] period, so that estimates for a rolling [*] period are always provided. Subject to Section 3.2(a), the [*] of each such [*] forecast shall be binding forecasts and deemed firm orders for the number of ArthroCare Manufactured Products specified in such forecasts, and the forecast for the remaining [*] shall be non-binding. If Smith & Nephew provides ArthroCare with a written request for a quantity increase in any firm order already submitted to ArthroCare or included in a binding forecast, ArthroCare and Smith & Nephew will discuss in good faith the additional amount, if any, that ArthroCare is willing and able to supply to Smith & Nephew consistent with ArthroCare’s other obligations, and Smith & Nephew will adjust its order accordingly. In no event is ArthroCare obligated to supply any such additional amounts of such Products, but will use its reasonable commercial efforts to do so.

(b) If a required forecast for a particular month is not timely submitted for a ArthroCare Manufactured Product, the immediately preceding forecast for such month shall become the new forecast for such month; if there is no preceding forecast for such month, the forecast for the next preceding month shall become the forecast for such month.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Smith & Nephew’s forecasts and orders shall reflect its good faith expectations of customer demand and reasonable inventory and safety stock requirements, and Smith & Nephew shall act in a commercially reasonable manner to schedule orders to avoid creating over or under capacity problems for ArthroCare. ArthroCare shall fulfill Smith & Nephew’s orders, as provided in Section 3.2(a), and shall use good faith and reasonable commercial efforts to accommodate changes in Smith & Nephew’s requests for delivery dates, quantity and other supply issues relating to ArthroCare Manufactured Products.

(d) Safety Stock. ArthroCare shall carry minimum safety stock equal to [*] of the average of the prior [*] orders by Smith & Nephew for each category (i.e, SKU) of ArthroCare Manufactured Product in finished non-sterile form at its manufacturing facility.

3.2 Orders; Price Adjustments; Delivery; Incidental Charges; Recovery Plans; Supply Interruption.

(a) Orders and Delivery: Smith & Nephew will confirm its forecasts by submitting a written purchase order to ArthroCare as set forth in Section 3.2. ArthroCare will use commercially reasonable efforts to accommodate Smith & Nephew’s supply requirements. All orders for ArthroCare Manufactured Products shall be submitted by Smith & Nephew to ArthroCare in writing at least [*] prior to Smith & Nephew’s requested date of delivery (“Delivery Date”). ArthroCare shall accept all reasonable orders and shall promptly (within five (5) business days) notify Smith & Nephew in writing of its acceptance of each order, and shall promptly advise Smith & Nephew of any specific concerns, difficulties or outright rejections, in whole or in part, of any such order and the reasons therefor. All such ArthroCare Manufactured Products delivered to Smith & Nephew shall be F.O.B. ArthroCare’s manufacturing facility in Costa Rica (or such other manufacturing facility of which ArthroCare notifies Smith & Nephew). Subject to the terms and conditions of this Agreement, ArthroCare shall use good faith and reasonable commercial efforts to promptly fill (by full or partial shipment) and deliver to the location specified in this Section 3.2(a) by the specified Delivery Dates all of Smith & Nephew’s orders for ArthroCare Manufactured Products which are accepted by ArthroCare as follows: (i) [*] of all ArthroCare Manufactured Products ordered conforming in all material respects to the Specifications, pursuant to Section 3.3 hereof upon delivery, (ii) delivered within [*] of the specified Delivery Date (the “Performance Requirement”). The Performance Level, as defined, is intended to be substantially the same performance that ArthroCare delivers on average to its other customers for disposable RF products similar to ArthroCare Manufactured Products as of the Effective Date. ArthroCare will make reasonable commercial efforts to maintain the Performance Level remain at substantially the same level that it delivers on average to its other customers for disposable RF products similar to ArthroCare Manufactured Products throughout the term of this Agreement.

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(b) Performance Based Price Adjustments: (1) At the end of each calendar year once ArthroCare has begun manufacturing all categories (i.e, SKUs) of the ArthroCare Manufactured Products listed in Exhibits A-S and B-S of the Supply and Distribution Agreement, the parties shall measure ArthroCare’s average actual performance in fulfilling Smith & Nephew’s orders for ArthroCare Manufactured Products placed and filled over the prior year by comparing for each order placed and filled how many conforming units of such products were timely delivered (i.e., within [*] of the applicable Delivery Date) to the number of units ordered (and accepted) to determine the percentage of orders that met the Performance Requirement (“Average Actual Performance”). Any order not delivered within [*] of the applicable Delivery Date will be counted as untimely. For purposes of the first year in which the parties measure the Average Actual Performance, Smith & Nephew may, at its sole option, either: (1) make such measurement at the end of the first calendar year once ArthroCare has begun manufacturing all categories of the ArthroCare Manufactured Products; or (2) make such measurement at the second anniversary of the Effective Date (the “First Average Actual Performance Measurement Date”); provided, however, that in no event shall the First Average Actual Performance Measurement Date be more than [*] after the Effective Date. Each subsequent measure of Average Actual Performance shall be made promptly after the [*] of the prior such measure and any price adjustments made under this Section 3.2(b) shall be effective [*] from the prior price adjustment under this Section. For purposes of calculating the Average Actual Performance, the parties shall only include only those categories (i.e., SKUs)of ArthroCare Manufactured Products that have been manufactured by ArthroCare for at least one (1) year such that any new products that have been added to the agreement as Licensed OEM Products or Non-Licensed OEM Products shall not be included in the calculation until such products have been manufactured by ArthroCare for at least one (1) year. The comparison of Average Actual Performance to the Performance Requirement will lead to possible adjustment of the Reference Price (and the corresponding Transfer Price) for ArthroCare Manufactured Products for the next calendar year, under the terms stated in Exhibit D-S, as follows:

(i) If the Average Actual Performance is at least [*] within [*] of the Delivery Date for a year, then ArthroCare may raise the Reference Price for ArthroCare Manufactured Products by up to [*] for the next calendar year, under the terms stated in Exhibit D-S.

(ii) If the Average Actual Performance for a year is at least [*] but less than [*] within [*] of the Delivery Date for a year, then ArthroCare may raise the Reference Price for ArthroCare Manufactured Products by up to [*] for the next calendar year, under the terms stated in Exhibit D-S.

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(iii) If the Average Actual Performance for a year is at least [*] but less than [*] within [*] of the Delivery Date for a year, then ArthroCare may not raise the Reference Price for ArthroCare Manufactured Products the next calendar year.

(iv) If the Average Actual Performance for a year is less than [*] within [*] of the Delivery Date for a year, then Smith & Nephew may lower the Reference Price for ArthroCare Manufactured Products by up to [*] for the next calendar year.

For example, if Smith & Nephew submits and ArthroCare accepts purchase orders for [*] units of ArthroCare Manufactured Products (collectively for all categories of products) in a calendar year and ArthroCare delivers [*] of conforming products within [*] of the applicable Delivery Dates (i.e., [*], then ArthroCare may raise the Reference Price (and the corresponding Transfer Price) for ArthroCare Manufactured Products by up to [*] for the next calendar year, under the terms stated in Exhibit D-S. If Smith & Nephew submits and ArthroCare accepts purchase orders for [*] units of ArthroCare Manufactured Products in a calendar year and ArthroCare delivers [*] units of conforming products within [*] of the applicable Delivery Dates (i.e., [*] then Smith & Nephew may lower the Reference Price (and the corresponding Transfer Price) for ArthroCare Manufactured Products by up to [*] for the next calendar year, under the terms stated in Exhibit D-S.

(2) In addition to the provisions of Section 3.2(b)(1), if any order of ArthroCare Manufactured Products for an amount equal to or less than that month’s forecasted amount (under Section 3.1) is (i) filled with less than [*] of all ArthroCare Manufactured Products so ordered conforming in all material respects to the Specifications, pursuant to Section 3.3 hereof upon delivery; and/or (ii) delivered more than [*] after the applicable Delivery Date, other than as a result of Smith & Nephew’s unreasonable failure to act or delay in acting (such as in approving a new material supplier), then the Transfer Price for all ArthroCare Manufactured Products included in that order shall be reduced [*].

(c) Other Charges. All shipping costs, insurance premiums, other expenses relating to transportation and delivery of ArthroCare Manufactured Products, and all sales, use, withholding, value-added, excise and similar taxes or charges are not included in the Transfer Price for such ArthroCare Manufactured Products and shall be borne by Smith & Nephew. In addition, all customs, duties and costs of compliance with export and import controls and regulations relating to Smith & Nephew’s resale or distribution of the ArthroCare Manufactured Products shall be borne by Smith & Nephew.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Recovery/Continuation Plans. ArthroCare and Smith & Nephew will cooperate to formulate a solid and mutually acceptable Business Continuity Plan and a Disaster Recovery Plan with respect to the supply of ArthroCare Manufactured Products. Work on such plans shall start within ten (10) days after the Effective Date and shall be completed within twelve (12) months after the Effective Date. The purpose of such plans shall be to mitigate the impact of any interruption of the supply of ArthroCare Manufactured Products and to lessen the potential for the occurrence of a “Failure to Supply” event.

(e) Supply Interruption. If for any reason whatsoever ArthroCare determines that it cannot or will not be able to meet its agreed supply commitments, including filling on time one hundred percent (100%) of any orders or binding forecasts with 100% confirming products (“Supply Interruption”), ArthroCare will immediately (and in no event less than five (5) days after such determination) so notify Smith & Nephew and the Parties shall immediately meet and confer using their commercially reasonable efforts to jointly cooperate and take action to mitigate the impact of such a Supply Interruption and to permanently correct the root cause of such Supply Interruption in a good faith effort to prevent any such Supply Interruptions from occurring in the future. If such Supply Interruption meets the requirements set forth in Article 7 without agreed mitigation or implementation of other measures to restore the supply of Products, then the Supply Interruption shall be deemed a Failure to Supply only if such Supply Interruption meets the requirements of a Failure to Supply as set forth in Article 7. Nothing in this Section limits ArthroCare’s obligation under this Article 3 to maintain continuity of supply of all ArthroCare Manufactured Products, including fulfilling all orders and binding forecasts for such Products from Smith & Nephew under this Agreement

3.3 Acceptance; Rejection of Product in Case of Nonconformity.

(a) ArthroCare Manufactured Products delivered to Smith & Nephew will be deemed accepted if not rejected by Smith & Nephew pursuant to Section 3.3.(b) below.

(b) Smith & Nephew may reject any shipment of ArthroCare Manufactured Product (in whole or in part) that does not conform in all material respects with the Specifications for such Product. In order to reject a shipment, Smith & Nephew must (i) give notice to ArthroCare of Smith & Nephew’s intent to reject the shipment within thirty (30) days after receipt of such shipment, together with a written indication of the reasons for such possible rejection and (ii) as promptly as reasonably possible thereafter, but in any event within an additional thirty (30) days, provide ArthroCare with notice of final rejection and the full basis therefor. After notice of intention to reject is given, Smith & Nephew shall cooperate with ArthroCare in determining whether such rejection is necessary or justified. If no such notice of intent to reject or notice of final rejection is timely received, Smith & Nephew shall be deemed to have accepted such delivery of such ArthroCare Manufactured Product.

ArthroCare shall notify Smith & Nephew as promptly as reasonably possible (but in no event less than [*] after receipt of Smith & Nephew’s final rejection) whether it accepts Smith & Nephew’s basis for any rejection and the parties will cooperate to resolve any disagreements related to such notification. Smith & Nephew must obtain a Return Material Authorization (“RMA”) in writing from ArthroCare prior to returning any rejected ArthroCare Manufactured Products to ArthroCare. ArthroCare shall either replace the nonconforming product or credit Smith & Nephew as mutually agreed. ArthroCare will investigate and respond to Smith & Nephew for all RMA’s within twenty five (25) days of written notice of final rejection of any shipment by Smith & Nephew and, for products returned to ArthroCare in error, or, where investigation yields no defect found, Smith & Nephew shall be liable for all reasonable time and material expenses related to investigations.

3.4 Material Procurement. ArthroCare shall procure all materials, parts and components required for the production of the ArthroCare Manufactured Products at its expense. Initially, these raw materials shall be purchased from vendors [*], as confirmed to ArthroCare by Smith & Nephew, in accordance with the forecasts provided by Smith & Nephew to ArthroCare under this Agreement. Smith & Nephew shall use commercially reasonable efforts to make ArthroCare the beneficiary of any and all existing [*] for the procurement and supply of all such materials, parts and components. Smith & Nephew will reimburse ArthroCare for its reasonable costs for any changes made to the Specifications which cause any materials, parts and components of ArthroCare to become obsolete, not to exceed the actual purchase cost of the materials, parts and components that ArthroCare has in stock in accordance with the agreed inventory levels, less any mitigation.

3.5 Cancellation. Smith & Nephew may cancel any portion of any unshipped order for any ArthroCare Manufactured Products, at no charge to Smith & Nephew, provided that ArthroCare receives written notice of such cancellation (i) at least [*] prior to the original scheduled Delivery Date for orders submitted to ArthroCare more than [*] the Delivery Date; or (ii) at least [*] to the original scheduled Delivery Date for orders submitted to ArthroCare [*] before the Delivery Date. Smith & Nephew may cancel any portion of any unshipped order for any ArthroCare Manufactured Products less than [*] (or [*] as applicable) but more than [*] prior to the original scheduled Delivery Date, provided ArthroCare receives written notice of such cancellation at least [*] prior to the original scheduled Delivery Date and further provided that Smith & Nephew will be liable for any costs and expenses incurred by ArthroCare for (a) the manufacture of the ArthroCare Manufactured Products that are the subject of the cancelled order if such Products are not purchased by Smith & Nephew within [*] after such cancellation, and (b) carrying increased inventory of ArthroCare Manufactured Products to the extent caused by such cancellation. In no event whatsoever shall Smith & Nephew have the right to cancel any order for any ArthroCare Manufactured Products less than [*] prior to the original scheduled Delivery Date.

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3.6 Other Obligations of Smith & Nephew. Smith & Nephew agrees (and shall cause its Affiliates to agree):

(a) not to alter or modify any of the ArthroCare Manufactured Products;

(b) not to represent or imply that it is ArthroCare or is a part of ArthroCare;

(c) to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, importation, exportation, promotion, sale, distribution or other commercial exploitation of the ArthroCare Manufactured Products, including without limitation, those applicable to product claims, labeling, approvals, registrations and notifications, and also to obtain ArthroCare’s prior written consent to all claims, labels, instructions, packaging or the like;

(d) at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to the use, importation, exportation, promotion, sale, distribution, labeling or other commercial exploitation regarding the ArthroCare Manufactured Products (including, without limitation, regulatory approvals as further specified in Section 5.1).

ARTICLE 4

PRICE; PAYMENTS; SALE OF PRODUCTS BY SMITH & NEPHEW

4.1 Price of Products. Smith & Nephew agrees to pay ArthroCare for all ArthroCare Manufactured Products purchased under this Agreement at the Transfer Price specified in Exhibit D-S attached hereto (in addition to Smith & Nephew’s royalty obligations in the License and Settlement Agreement). Any changes to the Reference Price (as defined in Exhibit D-S) of a particular ArthroCare Manufactured Product, and, correspondingly, the Transfer Price for such Product in accordance with Exhibit D-S or in the Transfer Price directly in accordance with Exhibit D-S will affect purchase orders and shipments of such Product in the following manner: (a) in the event of a price increase, the new higher price will apply to all Smith & Nephew purchase orders for such Product received by ArthroCare on or after the effective date of the change; and (b) in the event of a price decrease, the new lower price will apply to all unshipped orders for such Product on or after the effective date of the price change, regardless of when the purchase order for such Product was received.

4.2 Payments. All payments due hereunder to ArthroCare shall be paid to ArthroCare Corporation in U.S. dollars in the United States not later than sixty (60) days following the date of ArthroCare’s applicable invoice. Late payments will be assessed interest [*] until the date Smith & Nephew actually pays ArthroCare such payment.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3 Sale of Products by Smith & Nephew. The parties acknowledge and agree that Smith & Nephew and its Affiliates shall sell the ArthroCare Manufactured Products to their customers under terms and conditions and at prices as Smith & Nephew and its Affiliates shall determine in their sole discretion.

ARTICLE 5

REGULATORY FILINGS; ADVERSE EVENT REPORTING; AUDITS; RECALLS;

INSPECTIONS; QUALITY SYSTEM REPORTING

5.1 Regulatory Filings. Smith & Nephew is the owner of the CE mark and FDA regulatory filings for all Smith & Nephew products manufactured by ArthroCare. Smith & Nephew agrees to pay all costs and expenses in connection with any regulatory filings Smith & Nephew is required to prepare and file and any regulatory approvals it must obtain in connection with ArthroCare’s manufacture and sale to Smith & Nephew of the ArthroCare Manufactured Products. ArthroCare agrees to cooperate with Smith & Nephew in connection with any action taken under this Section 5.1, including providing any reasonably requested supply documents or filings in ArthroCare’s possession.

5.2 Adverse Events. Each party agrees to provide to the other party within three (3) business days after the initial receipt by such party of a report of any material adverse experience or any actual or potential government action with respect to any ArthroCare Manufactured Product, a copy of such report. For purposes of this Agreement, a material adverse experience means any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, or requires or prolongs inpatient hospitalization. If and to the extent reasonably requested by ArthroCare in writing, Smith & Nephew agrees to immediately suspend the importation, exportation, promotion, sale, distribution and/or other commercial exploitation of such Product. Smith & Nephew shall be responsible for filing all MDR’s and Vigilance reports that arise out of these adverse events, provided that ArthroCare shall provide reasonable assistance to Smith & Nephew as requested.

5.3 FDA Audits and Communications. Each party agrees to promptly provide to the other party copies of any inspection reports or other communications it receives from the FDA or any Regulatory Agency with respect to the manufacture, promotion, use, importation, exportation, sale, distribution or other commercial exploitation of the ArthroCare Manufactured Products. ArthroCare shall promptly notify Smith & Nephew of any inspections by the FDA or any Regulatory Agency of its facilities in connection with the manufacture of any ArthroCare Manufactured Products under this Agreement.

5.4 Recalls. In the event a party believes in good faith a recall, field alert, withdrawal or field correction is necessary for any ArthroCare Manufactured Product, such party shall immediately notify the other party in writing. ArthroCare agrees to fully cooperate in any decision by Smith & Nephew to recall, retrieve and/or replace any ArthroCare Manufactured Product. Smith & Nephew shall be responsible for initiating all recalls, field alerts, withdrawals, or field corrections of or for such ArthroCare Manufactured Products, unless otherwise required by applicable laws. The cost of any recall, field alert, withdrawal or field correction shall be borne by ArthroCare solely to the extent such recall, field alert, withdrawal or field correction of or for such ArthroCare Manufactured Products is a result of ArthroCare’s breach of its representations and warranties under this Agreement; otherwise, Smith & Nephew shall bear the cost of such recall, field alert, withdrawal or field correction. For purposes of this Agreement, such cost shall be [*]. Smith & Nephew agrees to keep for five (5) years after termination of this Agreement records of all ArthroCare Manufactured Product sales and customers sufficient to adequately administer a recall of any such ArthroCare Manufactured Product.

5.5 Facilities Inspection. During the term of this Agreement, Smith & Nephew may, upon at least fifteen (15) days prior written notice to ArthroCare and during ArthroCare’s regular business hours, inspect and audit the facilities being used by ArthroCare for production of the ArthroCare Manufactured Products being purchased by Smith & Nephew from ArthroCare under this Agreement solely for the purpose of assuring material compliance by ArthroCare with prevailing FDA or relevant Regulatory Agency good manufacturing practices and ISO 13485; 2003 requirements; provided, however, such inspections and audits shall not be conducted more than once per year. Each Smith & Nephew representative or agent conducting such inspection or audit shall be bound to hold all information in confidence except as necessary to communicate to Smith & Nephew ArthroCare’s material non-compliance with prevailing FDA or relevant Regulatory Agency good manufacturing practices or ISO 13485; 2003 requirements. Each inspection or audit shall be conducted in a manner so as to minimize disruption of the business operations of ArthroCare. If such an inspection or audit reveals that such ArthroCare facilities do not materially comply with prevailing FDA or relevant Regulatory Agency good manufacturing practices or ISO 13485; 2003 requirements, then Smith & Nephew shall promptly provide to ArthroCare written notice of such fact, which notice shall contain in reasonable detail the material deficiencies found in ArthroCare’s manufacturing facilities and, if practicable, those steps Smith & Nephew reasonably and in good faith believes ArthroCare should undertake in order to remedy such deficiencies. ArthroCare shall use commercially reasonable efforts to remedy such deficiencies in a prompt manner after receipt of Smith & Nephew’s notification thereof, and Smith & Nephew shall have the right to re-inspect ArthroCare’s facilities in accordance with this Section 5.5 to confirm that all such deficiencies have been remedied. To the extent that Smith & Nephew deems appropriate for prompt resolution of any issues under this Section 5.5, ArthroCare shall have direct access, under Smith & Nephew’s control, to Smith & Nephew’s Notified Body and FDA representative for resolution of issues regarding inspections and ArthroCare’s reasonable time and material expenses for this shall be reimbursed by Smith & Nephew.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6 Quality System Reporting. During the term of this Agreement, and to facilitate ArthroCare Quality System requirements, Smith & Nephew shall provide ArthroCare with information related to product failures and field experience on a quarterly basis. ArthroCare will investigate and respond to Smith & Nephew for all complaints and RMA’s within twenty five (25) days of receipt.

ARTICLE 6

PACKAGING, PROMOTIONAL MATERIAL, TRADEMARKS, PRODUCT LABELING

6.1 Packaging. Smith & Nephew shall be responsible for sterilization and sterility validation. Smith & Nephew shall identify ArthroCare as the manufacturer of each such Product on the packaging and labeling for such Product, to the extent required by law applicable to such Products. Smith & Nephew’s packaging and labeling requirements for each ArthroCare Manufactured Product shall be part of the Specifications for each such Product. From time to time, Smith & Nephew may submit changes to the packaging and labeling requirements for any such Product in writing, and ArthroCare will make such changes at Smith & Nephew’s cost and expense in a timeframe agreed upon by both parties.

6.2 Promotional Material. Smith & Nephew shall not be required to submit to ArthroCare any promotional or marketing materials prior to the use or distribution of such materials, provided that no trademark of ArthroCare including the “ArthroCare” name (“ArthroCare Mark”) is used in such promotional or marketing materials, except to identify ArthroCare as the manufacturer or source of the ArthroCare Manufactured Products in accordance with applicable law. If any such material includes any ArthroCare Marks, except to identify ArthroCare as the manufacturer or source of the ArthroCare Manufactured Products with which the packaging is used, such material shall be subject to ArthroCare’s prior written consent, which shall not be unreasonably withheld. Smith & Nephew shall be solely liable for all statements and representations in its promotional and marketing materials or otherwise made by Smith & Nephew or its Affiliates that are beyond ArthroCare’s representations and warranty obligations to Smith & Nephew set forth in Article 9.

6.3 Smith & Nephew shall have no obligation to use any ArthroCare Mark, in connection with the sale of ArthroCare Manufactured Products. However, Smith & Nephew may, to the extent required by law or deemed appropriate, identify ArthroCare as the manufacturer or source of such products in accordance with applicable law. All goodwill that accrues from Smith & Nephew’s and its Affiliates’ use of any ArthroCare Mark shall accrue to the benefit of and be on behalf of ArthroCare. Smith & Nephew agrees to maintain the integrity of the any ArthroCare mark that it uses and to use the any ArthroCare mark in accordance with good customary trademark practice, and avoid taking any action that would in any manner impair or detract from the value of any ArthroCare mark that it uses and or the goodwill and reputation of ArthroCare. Smith & Nephew shall not use any ArthroCare Mark except as expressly provided for herein. Smith & Nephew shall cooperate with ArthroCare in facilitating ArthroCare’s control of the use of any ArthroCare Mark used by Smith & Nephew, including complying with the conditions set forth from time-to-time by ArthroCare with respect to the style, appearance and manner of use of and proprietary notices relating to the ArthroCare Mark. Smith & Nephew agrees to promptly make all changes required by ArthroCare regarding the use of any ArthroCare Mark.

6.4 Smith & Nephew hereby grants to ArthroCare a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid up license to use the Smith & Nephew name and trademarks (“Smith & Nephew Marks”) solely for use with ArthroCare Manufactured Products on such Products themselves and on labeling and packaging for such Products manufactured by ArthroCare for Smith & Nephew under this Agreement. All goodwill that accrues from ArthroCare’s use of the Smith & Nephew Marks shall accrue to the benefit of and be on behalf of Smith & Nephew. ArthroCare agrees to maintain the integrity of the Smith & Nephew Marks and to use the Smith & Nephew Marks in accordance with good customary trademark practice, and avoid taking any action that would in any manner impair or detract from the value of the Smith & Nephew Marks or the goodwill and reputation of Smith & Nephew. ArthroCare shall not use the Smith & Nephew Marks other than as expressly provided for herein. ArthroCare shall cooperate with Smith & Nephew in facilitating Smith & Nephew’s control of the use of the Smith & Nephew Marks, including complying with the conditions set forth from time-to-time by Smith & Nephew with respect to the style, appearance and manner of use of and proprietary notices relating to the Smith & Nephew Marks. ArthroCare agrees to promptly make all changes required by Smith & Nephew regarding the use of the Smith & Nephew Marks.

6.5 Smith & Nephew shall define and specify all labeling and label content and submit to ArthroCare prior to implementation.

ARTICLE 7

FAILURE TO SUPPLY

7.1 Failure to Supply. ArthroCare’s obligations for maintaining continuity of supply are set forth in Article 3 hereof (the Performance Requirement). A failure to supply with respect to any ArthroCare Manufactured Products to be manufactured by ArthroCare for Smith & Nephew under this Agreement shall be deemed to have occurred if, after the Effective Date of this Agreement, and after it has been mutually determined by the Parties that a Supply Interruption cannot or will not be mitigated through the Business Continuity Plan and a Disaster Recovery Plan to be developed pursuant to Section 3.2(d) of this Agreement:

(a) (i) ArthroCare is unable, unwilling or has failed for any reason (excluding the occurrence of a Force Majeure Event or the inability by ArthroCare and Smith & Nephew to agree on product specifications and process development responsibility) to supply to Smith & Nephew at least the following percentages of Licensed OEM Products or Non-Licensed OEM Products (for such products that have been manufactured by ArthroCare for at least [*]) (“Category of Product” for this Section 7.1 only) conforming in all material respects with the applicable Specifications therefor in compliance with ArthroCare’s delivery obligations set forth in Article 3 for purchase orders submitted by Smith & Nephew and accepted by ArthroCare in accordance with Article 3 for the following periods of time:

(A) [*] of any Category of Products for [*] consecutive days, or

(B) [*] of any Category of Products for [*] consecutive days, or

(ii) ArthroCare becomes the subject of a Bankruptcy Event (each of the events in subparagraph (i) above and this subparagraph (ii) a “Failure to Supply”); and

(b) such Failure to Supply is not cured by ArthroCare within [*] days after receipt of written notice from Smith & Nephew specifying that a Failure to Supply pursuant to Section 7.1(a)(i) has occurred, or immediately if such Failure to Supply constitutes Failure to Supply pursuant to Section 7.1(a)(ii), then, subject to Section 7.3 below: (i) if the Failure to Supply is with respect to any Licensed OEM Products, Smith & Nephew may make or have made such Licensed OEM Product(s) pursuant to the limited license granted by ArthroCare to Smith & Nephew under Section 7.2 below only until such time that ArthroCare cures such Failure to Supply; (ii) Smith & Nephew shall have no obligation to purchase any further ArthroCare Manufactured Products that are the subject of such Failure to Supply from ArthroCare until such time that ArthroCare cures such Failure to Supply, and (iii) ArthroCare shall provide such assistance, training and other information as shall be reasonably necessary in order for Smith & Nephew to manufacture or have manufactured the Licensed OEM Products or Non-Licensed OEM Products that are the subject of such Failure to Supply and shall, subject to the confidentiality obligations set forth in Section 13.1, disclose to Smith & Nephew all technology necessary to manufacture or have manufactured such Licensed OEM Products or Non-Licensed OEM Products. For the purposes of this Article, “cured” shall mean ArthroCare making up any shortfall in the supply of relevant products during the period leading to the Failure to Supply. ArthroCare shall use reasonable commercial efforts to cure any Failure to Supply (even if challenged pursuant to Section 7.3 hereof) as quickly as possible.

(c) Smith & Nephew may, at its sole option and subject to this Section 7.1(c), make the license granted under Section 7.2 and/or the removal of the obligation to purchase Non-Licensed OEM Products permanent for the remaining term of the Agreement and any Renewal Terms upon the occurrence of any of the following:

(A) On agreement of the parties to do so;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) If (i) more than [*] Failure to Supply events (other than as a result of a Force Majeure Event and without prior (at least [*]) warning to Smith & Nephew) occur in any [*] period or more than [*] Failure of Supply events (other than as a result of a Force Majeure Event and without prior (at least [*]) days) warning to Smith & Nephew) occur in any [*] period; and (ii) each of such events is either unchallenged by ArthroCare or is challenged by ArthroCare and determined to have been a valid Failure to Supply and (iii) ArthroCare has not resumed the Performance Requirements of Section 3.2(a) hereof; or

(C) If ArthoCare is determined to have challenged more than [*] Failure to Supply in bad faith

Before any license or removal of the obligation to purchase becomes permanent under this Section 7.1(c), the parties agree to submit the matter to arbitration pursuant to Article 12 hereof. During the pendency of such arbitration, Smith & Nephew may continue to operate under Section 7.1(b). Any arbitration under this Section 7.1(c) shall be treated as a challenge under Section 7.3 and the remedies provided in that Section shall apply.

7.2 Licensed OEM Products. In the event of and effective only upon a Failure to Supply that has not been cured by ArthroCare within the cure period of Section 7.1(b), and subject to the terms and conditions of this Agreement, ArthroCare grants to Smith & Nephew and its Affiliates a limited, non-exclusive, non-transferable, (non-sublicensable except to a third party manufacturer that manufactures the subject Licensed OEM Products solely for the benefit of Smith & Nephew) worldwide license, under the ArthroCare Licensed Arthroscopy Patents, to make and have made the category of Licensed OEM Products that are the subject of such uncured Failure to Supply for use solely in the Arthroscopy Field of Use. Smith & Nephew agrees not to exercise the foregoing license unless and until a Failure to Supply has occurred and has not been cured by ArthroCare pursuant to Section 7.1(b) hereof. Except as provided in Section 7.1(c) hereof, such license shall be effective only until such time that ArthroCare cures such Failure to Supply and shall, without any action or notice required by either party, automatically terminate upon ArthroCare’s cure of such Failure to Supply, provided that Smith & Nephew may sell any products manufactured under such license subject to the terms of this Section 7.2. If such license becomes effective, Smith & Nephew shall pay ArthroCare, in place of the Royalties due under the Settlement and License Agreement for such Licensed OEM Products, [*] on Net Sales of such products Distributed in the United States and [*] of Net Sales of such products Distributed outside of the United States of such category of Licensed OEM Products manufactured and sold under this Section 7.2 by Smith & Nephew and its Affiliates

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3 ArthroCare Challenge. If ArthroCare disagrees with Smith & Nephew that a Failure to Supply under Section 7.1(a)(i) has occurred or was cured, ArthroCare shall have the right to commence dispute resolution proceedings in accordance with Article 12 within the cure period of Section 7.1(b). If the arbitrator finds that a Failure to Supply did not occur and finds Smith & Nephew made its decision in good faith, the arbitrator shall find that the sole remedy of ArthroCare shall be, at its option, termination of the license granted in Section 7.2 above or continuation of said license on the terms set forth in Section 7.2. If the arbitrator finds that a Failure to Supply did not occur and finds that Smith & Nephew declared a Failure to Supply in bad faith, the sole remedy of ArthroCare shall be termination of the license granted in Section 7.2 above and payment of a penalty royalty of an additional [*] on all Net Sales of Licensed OEM Products in addition to any royalties payable under the Settlement and License Agreement for such Licensed OEM Products. The penalty royalty shall be applicable only once (i.e., on the first such determination). If the arbitrator finds that a Failure to Supply did occur, then the license granted in Section 7.2 above and the royalty obligations of Section 7.2 above shall continue until such time that ArthroCare cures such Failure to Supply (except as otherwise provided in Section 7.1(c) hereof. If the arbitrator finds that ArthroCare’s challenge of whether a Failure to Supply has occurred was made in bad faith, then the royalty on the license granted under Section 7.2 above shall be permanently reduced by [*]. This royalty reduction shall be applicable only once (i.e., on the first such determination). The declaration of a Failure to Supply or the subsequent challenge to such declaration shall not relieve ArthroCare of its obligation to use reasonable commercial efforts to maintain continuity of supply of all ArthroCare Manufactured Products (including those Products that are the subject of the Failure to Supply), including fulfilling all orders and binding forecasts for such Products from Smith & Nephew under this Agreement and such obligation shall extend to curing any Failure of Supply, including during any challenge there to by ArthroCare, as quickly as possible. The challenge to a Failure to Supply shall not impact the continuation of any license granted under Section 7.2 hereof during such challenge.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and shall continue for a period of [*] thereafter, unless terminated earlier as provided in this Agreement (“Initial Term”). This Agreement shall automatically renew on the same terms and conditions set forth in this Agreement for successive renewal periods of [*] each (each, a “Renewal Term”), unless Smith & Nephew provides written notice to ArthroCare of its intent to terminate this Agreement at least [*] prior to the end of the Initial Term or then current Renewal Term.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2 Events of Default. The occurrence of any one or more of the following with respect to a party shall constitute an “Event of Default” by such party (“Defaulting Party”) under this Agreement:

(a) A party becomes the subject of a Bankruptcy Event; or

(b) A party commits a material breach of a material provision of this Agreement and fails to cure such material breach within [*] after receiving written notice of such material breach from the non-breaching party, which notice shall set forth a detailed description of such material breach (without limiting the generality of the foregoing, the parties acknowledge and agree that failure by Smith & Nephew to timely pay to ArthroCare any amounts due and payable shall constitute a material breach).

8.3 Rights Upon an Event of Default.

(a) Upon the occurrence of an Event of Default pursuant to Section 8.2(a) the non-defaulting party may, in its sole discretion, terminate this Agreement upon written notice to the Defaulting Party.

(b) Upon the occurrence of an Event of a Default pursuant to Section 8.2(b), the non-defaulting party may, in its sole discretion, terminate this Agreement upon written notice to the Defaulting Party if the Defaulting Party has not cured such material breach within the relevant cure period set forth in Section 8.2(b). If, however, the Defaulting Party in good faith disagrees that it has committed an Event of Default under Section 8.2(b), the Defaulting Party shall so notify the non-defaulting party promptly in writing, and, in the event of an ADR Resolvable Dispute in accordance with Article 12, either party may then initiate mediation and, if necessary, arbitration proceedings in accordance with Article 12 below in an effort to resolve the dispute as to whether the Defaulting Party has committed an Event of Default pursuant to Section 8.2(b) (“Event of Default Dispute”). From the date a party notifies the other party it wishes to initiate such mediation and, if necessary, arbitration proceedings until such time as the Event of Default Dispute has been finally settled through mediation or by arbitration, the running of the applicable cure period set forth in Section 8.2(b) with respect to the material breach that is the subject of the Event of Default Dispute shall be suspended. If it is finally determined through mediation or arbitration that the Defaulting Party has committed an Event of Default pursuant to Section 8.2(b), such suspension shall be lifted as of the date of such determination and the running of the applicable cure period shall continue from such date of determination (but shall not start anew). This Agreement will remain in full force and effect during any applicable cure period under Section 8.2(b) and during any mediation or arbitration in accordance with this

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 8.3, unless, during such cure period or mediation or arbitration, this Agreement expires or is otherwise terminated in accordance with terms and conditions of this Agreement for any reason other than the material breach that is the subject of the Event of Default Dispute.

8.4 Automatic Termination. This Agreement shall, without any action or notice required by either party, automatically terminate upon the effective date of any termination of the Settlement and License Agreement, but not upon the expiration of the Settlement and License Agreement.

8.5	Effect of Expiration or Termination.

(a) Unless otherwise agreed upon by the parties in writing, upon expiration or any termination of this Agreement:

(i)	Smith & Nephew shall be obligated to pay ArthroCare for all payments accrued through the effective date of expiration or termination;

(ii)	each party will immediately return to the other party any and all Confidential Information of such other party in its possession, custody or control in whatever form held (including all copies or embodiments thereof), or shall, at such other party’s written direction, destroy all such Confidential Information (including all copies or embodiments thereof) and certify its destruction in writing to such other party;

(iii)	with the exception of any permanent license granted to Smith & Nephew under the Failure to Supply provision of Section 7.1(c), all licenses granted by either party under this Agreement shall immediately terminate; and

(b) Upon any termination of this Agreement, (i) Smith & Nephew shall, within [*] after the effective date of such termination, notify ArthroCare in writing of the approximate amount of finished Licensed OEM Products that Smith & Nephew and its Affiliates have in inventory and (ii) Smith & Nephew and its Affiliates shall have the right to sell such inventory of Licensed OEM Products for a period of six [*] after the effective date of such termination, subject to the terms and conditions of this Agreement (including, without limitation, the obligation to pay Royalties) (“Sell-Off Period”). At the end of the Sell-Off Period, Smith & Nephew shall destroy any and all remaining inventory of Licensed OEM Products and provide ArthroCare with written certification of such destruction signed by an officer of Smith & Nephew.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.6 No Liability for Termination. Neither party shall incur any liability whatsoever for any damages, loss or expenses of any kind suffered or incurred by the other party (or for any compensation to the other party) arising from or incident to any termination of this Agreement pursuant to Section 8.3 or 8.4 above, whether or not such party is aware of any such damages, loss or expenses.

8.7 Survival. In addition to payment obligations and the right to receive payments under this Agreement, the following provisions shall survive any expiration or termination of this Agreement: Sections 3.6, 6.1 and 6.3 and Articles 1, 5, 8, 9, 10, 12 and 13.

ARTICLE 9

LIMITED WARRANTY, DISCLAIMER, INDEMNIFICATION

9.1 Limited Warranty. ArthroCare warrants only to Smith & Nephew as follows: (a) with respect to ArthroCare Manufactured Products that are disposable products, such Products will be free from manufacturing and materials defects and will comply in all material respects with the relevant Specifications therefor for the shelf-life of such Products as indicated on such Products (or the labeling or packaging therefor) only for a single use of such Products. ArthroCare Manufactured Products purchased from ArthroCare under this Agreement that do not comply with the warranty and are returned (by Smith & Nephew only) to ArthroCare (with proof of the date of purchase) will be replaced. ArthroCare will bear the cost of freight and insurance for return of goods to and from Smith & Nephew. To the extent reasonably possible, Smith & Nephew must return any such Products with the bar code label intact and in the original packaging intact which shall conspicuously bear the RMA number Smith & Nephew obtains from ArthroCare prior to return. The foregoing warranty does not extend to any ArthroCare Manufactured Product that is modified or altered, is used, maintained or stored other than in conformity with ArthroCare’s recommendations or instructions, has its serial number or bar code label removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment). SMITH & NEPHEW’S SOLE REMEDY WITH RESPECT TO ANY WARRANTY OR DEFECT IS AS STATED ABOVE.

9.2 Warranty Disclaimer. EXCEPT FOR THE LIMITED WARRANTY SET FORTH ABOVE IN SECTION 9.1, ARTHROCARE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE ARTHROCARE MANUFACTURED PRODUCTS, SPECIFICATIONS, ARTHROCARE LICENSED ARTHROSCOPY PATENTS OR ANY SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. ARTHROCARE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO ANY OF SMITH & NEPHEW’S CUSTOMERS OR AGENTS. ARTHROCARE HAS NOT AUTHORIZED

SMITH & NEPHEW, ANY OF ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 9.1 ABOVE.

9.3 Indemnification by ArthroCare. ArthroCare hereby agrees to indemnify, defend and hold Smith & Nephew, its officers, affiliates, subsidiaries, agents and employees ( the “S&N Indemnitees”) harmless from and against all claims, liabilities, losses, and expenses (including reasonable attorney fees) arising out of or in connection with any claim by any third party against any of the S&N Indemnitees in connection with or as a result of (i) any failure of any ArthroCare Manufactured Product to comply with applicable Specifications at the time of shipment of such ArthroCare Manufactured Product by ArthroCare; (ii) any manufacturing defect or defect in materials in an ArthroCare Product; (iii) ArthroCare’s material breach of this Agreement; or (iv) any willful misconduct on the part of ArthroCare. The indemnity under this Section 9.3 includes all expenses and costs incurred by Smith & Nephew in connection with enforcing this Section 9.3.

9.4 Indemnification by Smith & Nephew. Smith & Nephew shall indemnify, defend and hold ArthroCare, its officers, affiliates, subsidiaries, agents and employees (the “ArthroCare Indemnitees”) harmless from and against all claims, actions, damages, losses, costs or expenses (including reasonable attorney’s fees) arising out of or in connection with any claim by any third party against any of the ArthroCare Indemnitees in connection with or as a result of (i) any design defect in the ArthroCare Manufactured Products or the Specifications, (ii) Smith & Nephew’s material breach of this Agreement; (iii) Smith & Nephew’s failure provide adequate warnings or instructions for use relating to ArthroCare Manufactured Products; or (iv) the willful misconduct of Smith & Nephew. The indemnity under this Section 9.4 includes all expenses and costs incurred by ArthroCare in connection with enforcing this Section 9.4.

9.5 Indemnification Procedures:

(a)	Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party in writing of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

(b)	In the event of commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

(c)

The Indemnified Party shall comply with instructions received from the Indemnifying Party relating to settlement of such claim, if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology, intellectual property or other confidential information to a third party.

(d)	If the Indemnifying Party undertakes defense of such litigation, the Indemnifying Party shall be entitled to appoint its attorney’s to defend the case in the name of the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its chosen attorney in the defense of such litigation. The indemnified Party shall be free to appoint its own attorney in the same litigation, at its sole expense, although all decisions with respect to the conduct or settlement of such litigation shall remain solely with the Indemnifying Party.

ARTICLE 10

LIMITATION OF LIABILITY

10.1 EXCEPT TO THE EXTENT A CLAIM ARISES FROM THE WILLFUL MISCONDUCT OF A PARTY AGAINST WHOM THE OTHER PARTY MAKES A CLAIM, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (A) INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, (B) LOST PROFITS OR LOST BUSINESS OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, INTELLECTUAL PROPERTY OR SERVICES; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure. If either party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause that is beyond such party’s reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event, except to the extent that such party is required to take action to mitigate any Supply Interruption due to a Force Majeure Event pursuant to Section 3.2(e) hereof.

Such party shall give prompt written notice to the other party of the Force Majeure Event. Should the Force Majeure Event continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with the intent of alleviating any other effect of such Force Majeure Event in addition to a Supply Interruption or agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time. A Force Majeure Event shall not relieve Smith & Nephew of its obligations to make timely payments to ArthroCare hereunder.

ARTICLE 12

DISPUTE RESOLUTION

The parties hereby stipulate and agree that the Dispute Resolution Procedure of this Article shall be the sole and exclusive means for resolving disputes between them arising under [*] of the Supply and Distribution Agreement and [*] of the Settlement and License Agreement, [*] (“ADR Resolvable Disputes”); [*] are not ADR Resolvable Disputes and must be resolved in a court of competent jurisdiction, unless the Parties stipulate to resolve such dispute by the provisions of this Dispute Resolution Article.

12.1 In the event that there is a dispute between the parties with respect to an ADR Resolvable Dispute, either party may invoke this Dispute Resolution Procedure (hereafter “the Notifying Party”) by written notice to the other (“Dispute Resolution Notice”). The Dispute Resolution Notice shall specify whether the Notifying Party is requesting mediation in the first instance, or instead is seeking to invoke its right to binding arbitration. Unless the Notifying Party has invoked its right to binding arbitration, the other Party (“Responding Party”) shall respond to the Notifying Party by written Notice within five (5) business days advising whether it agrees to mediation, or instead will invoke its right to binding arbitration.

12.2 If the parties agree to participate in mediation in the first instance, they shall engage in non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor (“CPR”) then in effect, except where those rules conflict with the provisions of this Article, in which case the provisions of this Article control. The parties shall agree upon the place of the mediation once the mediator is selected. The mediation shall be attended by a senior executive with authority to resolve the dispute from each of the parties.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3 The mediator shall be neutral, independent, disinterested and shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators and unless the parties otherwise agree, will be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. In the event that the ADR Resolvable Dispute being mediated is a dispute concerning a patent or the application of any aspect of patent law, the mediator shall be a registered patent attorney or an experienced patent litigator each with at least ten (10) years of experience in resolving patent disputes, or has served as a judge. In the event that the ADR Resolvable Dispute being mediated is not a dispute concerning a patent, the mediator shall be either a lawyer who has specialized in business litigation with at least fifteen (15) years experience with a law firm of over twenty-five (25) lawyers or has served as a judge. The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, and if the parties still intend to mediate, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within seventy-two (72) hours of receiving the CPR list. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days after selection of the mediator (“Mediation Period”). If the dispute is not resolved within such time, unless the time is extended by written agreement of the parties, the Mediation Period will cease and the dispute will proceed to binding arbitration.

12.4 In the event there is a dispute between the parties with respect to an ADR Resolvable Dispute, unless the dispute is resolved by way of mediation as set forth in Sections 12.1 through 12.3 above, the parties agree to resolve such dispute using binding arbitration in accordance with the CPR (Center for Public Resources) Rules for Non-Administered Arbitration; however, if the CPR Rules differ from the provisions of this Article, the provisions of this Article control. The arbitration shall be conducted before a panel of three arbitrators (“the Tribunal”), of whom each party shall appoint one with the third chosen by the parties’ appointed arbitrators. In the event that the ADR Resolvable Dispute being arbitrated is a dispute concerning a patent or the application of any aspect of patent law, each arbitrator shall be a registered patent attorney or an experienced patent litigator each with at least ten (10) years of experience in resolving patent disputes. In the event that the dispute being arbitrated is not a dispute concerning a patent, each arbitrator shall be either a lawyer who has specialized in business litigation with at least fifteen (15) years experience with a law firm of over twenty-five (25) lawyers or has served as a judge.

12.5 The appointed arbitrators shall promptly confer in an effort to select the third arbitrator by mutual agreement. In the event the appointed arbitrators are unable to reach agreement on the selection of the third arbitrator within [*] after a party has commenced arbitration proceedings in accordance with this Article 12, CPR will select the third arbitrator. In so doing, CPR will allow three peremptory challenges for each side and appropriate strikes for reasons of conflict or other cause.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Tribunal shall then set a date for the hearing and commit to rendering the award within the time periods specified in Section 12.5 (Arbitration Period”). The Tribunal shall (a) provide for discovery according to the time limits set forth in Section 12.5, (b) determine the scope of and schedule for any discovery and (c) determine the nature and type of the submissions to the Tribunal. The Tribunal may hold one or more meetings or hearings at the Tribunal’s discretion. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible. The parties further agree that the procedures for discovery and the conduct of the arbitration hearing will result in the hearing being conducted within no more than [*] after selection of the Tribunal. The parties further agree that the Tribunal shall render the judgment and award within [*] after the conclusion of the hearing(s), or of any post-hearing briefing (which must be completed by both sides within [*] after the conclusion of the hearing). The decision of the Tribunal shall be rendered no less than [*] from the later of the conclusion of the hearing(s) or the conclusion of any post-hearing briefing. The arbitration proceedings and the results of the arbitration shall be confidential, unless disclosure is required by law or order of court or to enforce the arbitration award. The Tribunal shall issue appropriate protective orders to safeguard the parties’ confidential information. The Tribunal shall render its award following the laws of the State of Delaware except that the interpretation and enforcement of these arbitration provisions shall be governed by the Federal Arbitration Act. The arbitration shall be held in Boston, MA if ArthroCare is the Notifying Party and in Austin, TX if Smith & Nephew is the Notifying Party. A transcript of the evidence adduced at the hearing shall be made and shall be made available to either party on request at the requesting party’s expense.

12.6 The Tribunal’s decision shall be limited to resolving the specific dispute presented, and shall only resolve ADR Resolvable Disputes. Each party to this Agreement hereby knowingly and voluntarily waives any claim to an award of an injunction, attorneys’ fees or punitive or exemplary damages from another party, and the Tribunal shall not award an injunction, attorneys’ fees or punitive or exemplary damages, except that the Tribunal may award an injunction or specific performance to resolve disputes relating to payment of the Settlement Fees in Article 4 of the Settlement and License Agreement and the dismissal provisions in Article 6 of the Settlement and License Agreement. The Tribunal shall be bound by the express terms of this Agreement, and may not amend or modify such terms in any manner. Any award rendered by the Tribunal shall be consistent with the terms of this Agreement, and such terms herein shall control the rights and obligations of the parties.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.7 The parties agree that there is no right of appeal from the final decision of the Tribunal. Each party to this Agreement acknowledges that the final decision of the Tribunal shall be binding upon the parties, and, hereby knowingly and voluntarily waives any right to appeal the decision of the Tribunal to the federal or state courts. The decision of the Tribunal may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.

12.8 The United States District Court for the jurisdiction in which the arbitration is held may enter judgment upon any award rendered under this Article 12 to ensure that the award is enforceable against the parties. The parties consent to the jurisdiction of that United States District Court for the enforcement of such arbitration awards and for the entry of judgment on any award. In the event that such Court lacks jurisdiction, then any court having jurisdiction of this matter may enforce this Article 12 and enter judgment upon any award rendered under this Article 12.

12.9 Each party will bear its own costs and attorneys’ fees under this Article 12 and the costs of the arbitrators and/or mediator shall be shared equally.

12.10 The parties agree that from the date one party notifies the other it wishes to commence an arbitration proceeding or mediation, until such time as the matter has been finally settled through mediation or by arbitration, the running of the time period referred to in Article 8 above as to which a party must cure a breach shall be suspended as to the subject matter of the dispute. The parties agree to enter into appropriate agreements to toll applicable statutes of limitations during the Mediation Period and Arbitration Period and not to use the period or pendancy of the mediation or arbitration to the disadvantage of the other party procedurally or otherwise.

12.11 The parties agree that notwithstanding anything else in this Agreement or other rules of CPR or otherwise, the outcome of any mediation or arbitration between the parties in connection with this Agreement is binding only between the parties to such mediation or arbitration for the purposes of resolving the particular ADR Resolvable Dispute, and shall not be used by any party to such mediation or arbitration (a) for any reason or purpose unrelated to this Agreement and (b) as any kind of precedent with respect to, or be applicable to, any matters involving any third parties. The parties further agree that (y) such outcome shall not be admissible as evidence in any matters involving any third parties and (z) no statements made by either party during the mediation or arbitration may be used by the other party or any third party during any subsequent mediation, arbitration or any other proceeding.

ARTICLE 13

MISCELLANEOUS

13.1 Confidentiality.

(a) Each party (“Receiving Party”) agrees that all confidential information (whether oral, written or digital) it obtains from the other party (“Disclosing Party”) in connection with this Agreement (whether before or after the Effective Date), including, without limitation, information relating to the ArthroCare Manufactured Products, processes, ideas, concepts, inventions (whether patentable or not), know-how, techniques and all other business, product, research, development, technical and financial information (and any and all other data and information) (“Confidential Information”) is the Confidential Information of the Disclosing Party; provided, however, that the disclosing party must mark any information it deems confidential as “Confidential” (or to similar effect) and that anything not so marked is not confidential and any confidential information first orally disclosed must be identified as confidential at the time of such oral disclosure and, thereafter, reduced to writing and marked “Confidential,” and such writing must be provided to the receiving party within 30 days after the oral disclosure. The Receiving Party agrees to (i) keep the Disclosing Party’s Confidential Information confidential and not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations under this Agreement, (iii) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own confidential information of a similar nature, and (iv) limit access to the Disclosing Party’s Confidential Information to its employees and contractors who have a need to know for the purposes of this Agreement, subject to such employees and contractors being bound to appropriate confidentiality obligations in writing. Except as otherwise expressly provided hereunder, nothing in this Agreement is intended to grant a party any rights under any intellectual property rights of the other party or any rights in or to the other party’s Confidential Information.

(b) The Receiving Party shall not be obligated under Section 13.1(a) above with respect to any information the Receiving Party can document (i) was rightfully in the Receiving Party’s possession without an obligation of confidentiality prior to receipt thereof from the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to disclosure, (ii) is, through no act or failure to act on the Receiving Party’s part, publicly known as of the date of disclosure, (iii) becomes, through no act or failure to act on the Receiving Party’s part, publicly known after the date of disclosure, (iv) is rightfully provided to the Receiving Party without restriction on disclosure by a third party that has no obligation of confidentiality with respect to such information, (v) is independently developed by the Receiving Party without the use of or reference to any of the Disclosing Party’s Confidential Information as shown by the Receiving Party’s files and records, or (vi) is expressly approved by the Disclosing Party, in writing, for release. Notwithstanding the restrictions set forth in Section

13.1(a), the Receiving Party may use or disclose the Disclosing Party’s Confidential Information to the extent such use or disclosure is reasonably necessary to comply with (A) applicable governmental laws, rules or regulations (including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission or other government bodies) or (B) court or administrative subpoena or order; provided that, with respect to both (A) and (B), the Receiving Party provides reasonable advance written notice to the Disclosing Party of any such contemplated disclosure in order to provide the Disclosing Party the opportunity to intervene to preserve the confidentiality of any Confidential Information, and the Receiving Party uses its reasonable efforts to secure confidential treatment of the Disclosing Party’s Confidential Information prior to its disclosure (whether through protective orders or otherwise) and discloses only the minimum amount of information necessary to comply with such requirements.

(c) Except as required by law or regulation or in connection with a party’s financing or public offering, neither party shall disclose the terms of this Agreement to an unaffiliated third party, except for legal, financial, accounting or other similar professional advisors who agree (or otherwise have an obligation) to keep the terms of this Agreement confidential, without the prior written approval of the other party. In addition, except as required by law or regulation or agreed upon by both parties in writing, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto, the performance hereunder or the existence of an arrangement between the parties without the written consent of the other party, which consent shall not be unreasonably withheld.

13.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the day of delivery if delivered personally or by a nationally recognized overnight delivery service with tracking capabilities, charges prepaid, or three (3) days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if sent by facsimile:

In the case of ArthroCare:

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, California 94085-3523

Attn: Michael A. Baker

Fax: (408) 732-2752

With a copy to:

John T. Raffle, Esq.

ArthroCare Corporation

111 Congress Avenue, Suite 510

Austin, Texas 78701-4043

Fax: 512-391-3900

In the case of Smith & Nephew:

Smith & Nephew, Inc.

Endoscopy Division

150 Minuteman Road

Andover, Massachusetts 01810

Attn: President

With a copy to:

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

Attn: General Counsel

Such addresses may be changed by written notice given in accordance with this Section 13.2.

13.3 Assignment. Smith & Nephew may assign this Agreement to an Affiliate of Smith & Nephew without the consent of ArthroCare, provided that the assigning party gives prompt written notice of such assignment to the other party. In addition, either party may assign this Agreement or any rights or obligations under this Agreement to an acquiror of all or substantially all of the assets, voting stock, or business of the party (or the Affiliate to which this Agreement has been assigned) to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise), without the consent of the other party, provided that the assigning party gives prompt written notice of such assignment to the other party, the assignee agrees in writing to be bound by the Agreement and the assignor remains liable for all terms of the Agreement. In all other instances, neither party shall assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party. Upon the effective date of any assignment in accordance with this Section 13.3, the assignee shall be bound by all of the terms and conditions of this Agreement. Any attempted assignment in violation of this Section 13.3 shall be void and without any effect.

13.4 Successors and Assigns. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and valid assigns.

13.5 Relationship of Parties. The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, parties engaging in a joint venture or employer and employee. Neither party (a) shall hold itself out to others in any manner inconsistent with the foregoing in this Section 13.5 or (b) has any right or authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of such other party.

13.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) and the Settlement and License Agreement constitute the entire understanding and agreement with respect to the subject matter hereof and supersedes all oral or written proposals, correspondence, notes, negotiations, conversations and discussions between the parties relating to the subject matter of this Agreement. Each party acknowledges that in deciding to enter into this Agreement and the Settlement and License Agreement and to consummate the transactions contemplated hereby and thereby, neither of them has relied upon any statements or representations, written or oral, other than those expressly set forth herein or therein.

13.7 Amendment and Waiver. This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only in a writing signed by a duly authorized representative of each party. A waiver by either party of any provision of this Agreement in any one instance shall not be deemed or construed to be a waiver of such provision for any similar instance in the future, or of any subsequent breach of such provision or of the provision itself. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.8 Headings. The inclusion of headings and captions in this Agreement is for convenience only and shall not affect the construction, or be used in the interpretation, of this Agreement.

13.9 Construction. The parties acknowledge and agree that this Agreement is the product of both parties and shall not be construed against either party.

13.10 Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other party to comply with the terms of this Agreement (including, without limitation, rights of termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity, subject to Article 12.

13.11 Governing Law. The validity and interpretation of this Agreement and the legal relationship between the parties shall be governed by and construed under the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

13.12 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.13 Execution of Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and execution by each party of any one of such counterparts will constitute due execution of this Agreement by such party. Each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Michael A. Baker
President and CEO

ARTHROCARE CORPORATION CAYMAN ISLANDS

By:	/s/ Michael A. Baker

Name:	Michael A. Baker

Title:	President and CEO

SMITH & NEPHEW, INC.

By:	/s/ James A. Ralston
James A. Ralston
Executive Vice President and Chief Legal Officer

EXHIBIT A-S

SAPHYRE PRODUCTS

(Licensed OEM Products as of Effective Date)

SAPHYRE Products

Smith & Nephew Catalog No.	Description

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B-S

SCULPTOR PRODUCTS

SCULPTOR Products

Smith & Nephew Catalog No.	Description

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C-S

TRANSITION PERIOD COSTS

SAPHYRE Products

Smith & Nephew Catalog No.	Description	Transition Period Cost

[*]

SCULPTOR Products

Smith & Nephew Catalog No.	Description	Transition Period Cost

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D-S

TRANSFER PRICES

Transfer Price:

The Transfer Price for each ArthroCare Manufactured Product is:

Saphyre Products:	[*] of Reference Price.

Sculptor Products:	[*] of Reference Price.

If any changes in specifications or manufacturing processes result in cost reductions or increases as set forth in Sections 2.4 and 2.5 (“Adjustments”), then those Adjustments shall be made to the actual Transfer Price of the relevant ArthroCare Manufactured Products.

Reference Price:

The initial Reference Price (“Reference Price”) for each ArthroCare Manufactured Product is:

Saphyre Products:	[*]

Sculptor Products:	[*]

ArthroCare may change the Reference Price for any ArthroCare Manufactured Product at its sole discretion, subject to Section 3.2(b), provided that ArthroCare may not raise the initial Reference Price of the Saphyre and Sculptor Products for at least [*] after the Effective Date and ArthroCare may not raise any Reference Price by an amount greater than (1) [*] after the first [*] following the Effective Date;(2) [*] following the First Average Actual Performance Measurement Date; and (3) [*] each year after the First Average Actual Performance Measurement Date, of the then current Reference Price each calendar year. In addition, the parties shall review the average sales price in the United States of [*] on an annual basis to determine if the Reference Price of any such ArthroCare Manufactured Product should be reduced.

For purposes of this Agreement [*] shall mean the [*] listed in Schedule E-S for each ArthroCare Manufactured Product. If, with respect to an individual ArthroCare Manufactured Product, the actual [*] over the preceding year falls [*] or more below the Reference Price for such ArthroCare Manufactured Product over the preceding

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

year, then the Reference Price of such ArthroCare Manufactured Product shall be reduced by the amount that the actual [*] falls below the Reference Price for the subsequent calendar year for purposes of calculating Transfer Price for such product. For example, if the actual [*] over the preceding calendar year of a [*] and the Reference Price for the corresponding ArthroCare Manufactured Product is [*], then no such reduction of the Reference Price shall be required. However, if the actual [*] for the preceding calendar year of a [*] and the Reference Price for the corresponding ArthroCare Manufactured Product is [*], then the Reference Price shall be reduced to [*] for the subsequent calendar year.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E-S

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.